Exhibit 10.9(d)

ADAMAS ONE CORP.

411 University Ridge, Suite 110

Greenville, South Carolina 29601

CONFIDENTIAL

June 03, 2021

Target Capital 3 LLC

Re: Issuance of Additional Shares

Dear Sir or Madam:

This letter agreement (this “Letter Agreement”) confirms the agreement between ADAMAS ONE CORP., a Nevada corporation (the “Company”), and Target Capital 3 LLC, a Arizona limited liability company (the “Investor”), that in connection with that certain Senior Secured Convertible Note Purchase Agreement by and between the Company and the Investor dated June 03, 2021 (the “Note Purchase Agreement”), the Investor shall receive the rights set forth herein, subject to the terms and conditions set forth herein. Each of the Company and the Investor is a “party” to this Letter Agreement, and together, they are the “parties” hereto.

In connection with the Note Purchase Agreement, the Investor is being issued: (i) the Company’s eight percent (8%) interest bearing senior secured convertible promissory note maturing nine (9) months after the date of issue (the “Maturity Date”) in the principal amount of $1,100,000 (the “Note”) that contains optional conversion rights permitting the Investor to convert the outstanding principal and accrued interest on the Note into shares of the Company’s common stock, $0.001 par value per share (“Common Stock”) at a price that reflects a 35% discount from the price paid by investors in any transaction (“Conversion Price”) by the Company (the “Conversion Shares”), together with (ii) 36,667 transfer-restricted shares of Common Stock (the “Incentive Shares”), and (iii) a three year warrant (“Warrant”) to purchase Common Stock at an exercise price of 1.25 times the Conversion Price in an amount equal to fifty percent (50%) of the number of shares received by the Investor from the conversion of the Note, which number of shares will increase to an amount equal to seventy five percent (75%) of the number of shares received by the Investor from the conversion of the Note if either: (x) the Company has not repaid the Note in full, or (y) the Company has not consummated an initial public offering of its Common Stock (the “IPO”) pursuant to a registration statement declared effective by the Securities and Exchange Commission (“Registration Statement”) by the Maturity Date (the “Warrant Shares”).

The Company and the Investor have also entered into that Registration Rights Agreement dated June 03, 2021 (“Registration Rights Agreement”) pursuant to which the Investor agreed to certain prohibitions on the sale of the Conversion Shares, Incentive Shares and Warrant Shares following the Company’s IPO (the “Lock-Up”).

For good and valuable consideration, the receipt of which is hereby acknowledged, if the closing price of one share of the Common Stock, on its first day of trading on a national securities exchange immediately following the date upon which the Lock-Up expires, is below the per share offering price in the said Registration Statement, the Company agrees to issue to the Investor, without further payment by the Investor, a number of shares of Common Stock (“Additional Shares”) equal to the following formula:

Step 1: X multiplied by CP = Y

Step 2: X multiplied by OP = W

Step 3: If W is equal to Y, there shall be no adjustment;

Step 4: If W is greater than Y, then W minus Y = Z

Step 5: Z divided by CP = A

Where: “CP” is the actual closing price of the Common Stock on the first trading day after the Lock-Up expires;

“OP” is the offering price of the Common Stock in the IPO and on the first trading day after the Lock-Up expires;

“W” is the product of the number of Incentive Shares, Conversion Shares (if any) and Warrant Shares (if any) owned by the Investor on the date that the Lock-Up expires multiplied by the offering price of the Common Stock in the IPO and on the first trading day after the Lock-Up expires;

“X” is the number of Incentive Shares, Conversion Shares (if any) and Warrant Shares (if any) owned by the Investor on the date that the Lock-Up expires;

“Y” is the product of the number of Incentive Shares, Conversion Shares (if any) and Warrant Shares (if any) owned by the Investor on the date that the Lock-Up expires multiplied by the actual closing price of the Common Stock on the first trading day after the Lock-Up expires;

“Z” is the result of the difference between (i) product of the number of Incentive Shares, Conversion Shares (if any) and Warrant Shares (if any) owned by the Investor on the date that the Lock-Up expires multiplied by the offering price of the Common Stock in the IPO and on the first trading day after the Lock-Up expires and (ii) the product of the number of Incentive Shares, Conversion Shares (if any) and Warrant Shares (if any) owned by the Investor on the date that the Lock-Up expires multiplied by the actual closing price of the Common Stock on the first trading day after the Lock-Up expires;

“A” represents the number of shares to be issued to the Investor by the Company if the closing price of the Common Stock on the first trading day after the Lock-Up expires is less than the offering price.

So, for example, if X = 100,000 shares; CP = $4.25 and OP = $5.00, then:

Step 1: 100,000 multiplied by $4.25 = $425,000;

Step 2: 100,000 multiplied by $5.00 = $500,000;

Step 3: $500,000 minus $425,000 = $75,000;

Step 4: $75,000 divided by $4.25 = 17,647.06;

Proof: 100,000 + 17,647.06 = 117,647.06 total shares multiplied by $4.25 = $500,000.

The Company shall be obligated to deliver the non-registered Additional Shares of Common Stock within ten (10) business days after the expiration date of the Lock-Up, which shares shall be duly authorized, validly issued and non-assessable and shall contain a legend stating that they were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), the transfer of such shares being restricted thereunder.

The parties agree that the Additional Shares shall be Investor Registrable Securities under the Registration Rights Agreement dated June 03, 2021 by and between the Company and the Investor (“Registration Rights Agreement”) and shall have all of the rights that the other such Investor Registrable Securities have in accordance therewith. In addition, at any time: (i) on or after the expiration Lock-Up, and (ii) upon the issuance of the Additional Shares, the Investor may request in writing that the Company file a registration statement with respect to all or part of such Additional Shares under the Securities Act on Form S-1 or any similar long-form registration or on Form S-3 or any similar short-form registration if available (any such requested registration, a “Demand Registration”). Each request for a Demand Registration must specify the approximate number or dollar value of Additional Shares requested to be registered by the Investor and (if known) the intended method of distribution. The Investor will be entitled to select the placement agent or underwriter for the Demand Registration and to request: (a) up to four (4) Demand Registrations in which the Company will pay all expenses of such registration, and (b) an unlimited number of Demand Registrations in which the Investor will pay all Registration Expenses, in each case, whether or not any such registration is consummated. Sections 3 (Registration Procedures), 5 (Indemnification and Contribution) and 8 (General Provisions) of that Registration Rights shall apply to any Demand Registration as the context may require. The Company may postpone, for up to 90 days from the date of the request (the “Suspension Period”), the filing or the effectiveness of a registration statement for a Demand Registration by providing written notice to the Investor if the Company determines that the offer or sale of the Additional Shares would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any Subsidiary to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization, financing or other transaction involving the Company and upon advice of counsel, the sale of the Additional Shares pursuant to the registration statement would require disclosure of material non-public information not otherwise required to be disclosed under applicable law, and (x) the Company has a bona fide business purpose for preserving the confidentiality of such transaction, (y) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction, or (z) such transaction renders the Company unable to comply with the requirements of the Securities and Exchange Commission, in each case under circumstances that would make it impractical or inadvisable to cause the registration statement (or such filings) to become effective or to promptly amend or supplement the registration statement on a post-effective basis, as applicable. The Company may delay or suspend the effectiveness of a Demand Registration pursuant to this paragraph only once in any twelve (12)-month period. In addition, the Company need not comply with a request for a Demand Registration if the Investor can include the Additional Shares in a piggyback registration statement that the Company intends to file within thirty (30) days after receipt of the request for a Demand Registration, provided however, if the piggyback registration statement is not filed within forty five (45) days after receipt of the request for a Demand Registration, the Company shall proceed with the Demand Registration.

All references to numbers of Incentive Shares, Conversion Shares and Warrant Shares in this Letter Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization or similar transaction affecting the Common Stock occurring after the date of this Letter Agreement.

This Letter Agreement and any and all matters arising directly or indirectly herefrom, or relating directly or indirectly hereto, shall be governed by, construed and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof. To the extent not prohibited by applicable law that cannot be waived, each party hereto waives, and covenants that such party will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim or proceeding arising out of this agreement or the subject matter hereof or in any way connected with the dealings of any party hereto in connection with any of the above, in each case whether now existing or hereafter arising and whether in contract, tort or otherwise.

This Letter Agreement may be executed in two or more counterparts, including by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

This Letter Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreements relating to the subject matter hereof existing between the parties are expressly canceled. This Letter Agreement can only be amended with the written consent of the Investor and the Company.

This Letter Agreement is limited by its terms and does not and shall not serve to amend or waive any provision of the Note Purchase Agreement or Registration Rights Agreement except as expressly provided for herein. Except to the extent expressly modified by this Letter Agreement, all of the provisions of the Note Purchase Agreement and Registration Rights Agreement shall remain in full force and effect, without modification or amendment and are ratified in all respects.

This Letter Agreement is solely for the benefit of the parties hereto, and is not assignable by any party without the prior written consent of the other party.

The rights described in this Letter Agreement shall terminate and be of no further force or effect on the date that the Company issues the Additional Shares to the Investor.

Very truly yours,

ADAMAS ONE CORP.

By:	/s/ John Grdina
John Grdina
Chief Executive Officer

Agreed and accepted:

TARGET CAPITAL3 LLC

By:	/s/ Dmitriy Shapiro

Name:	Dmitriy Shapiro

Title:	Manager

Dated: June 03, 2021